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                                                                   Exhibit 10.29

                                                                          Virata
                                                2933 Bunker Hill Lane, Suite 201
                                                           Santa Clara, CA 95054
                                                              Phone 408-566-1000
                                                                Fax 408-980-8250

30 July, 1999

Mr. Dan Karr
30 Herndez Road
Los Gatos, CA 95030

Dear Dan,

I am pleased to offer you the position of Vice President of Worldwide Sale for Virata. This offer will remain in effect until 7 August 1999, and can be accepted by your signing this letter in the space indicated at the end of this document. You will be an employee of Virata's Santa Clara-based subsidiary.

Your responsibility will be to manage the worldwide sales organization and you will report directly to me.

During your term of employment with Virata, you shall devote your full time, skill and attention to your duties and responsibilities, and shall perform them faithfully in order to further the business goals of Virata and its affiliated entities. In consideration of your services, you will be paid a base salary of $220,000 per year ($18,333.34 per month, paid biweekly).

In addition to your salary compensation, you will participate in an annual incentive bonus program from which you will be entitled to earn additional annual compensation of up to $75,000 at 100% achievement. This bonus will be based on objectives which you and I will determine. $20,000 of the annual bonus amount will be guaranteed in the first year and the non-guaranteed portion of the bonus and the guaranteed portion will be paid quarterly.

Subject to approval by the Board of Directors, you will receive a grant of 1.65 million ordinary share options in Virata. The shares vest over a four year period, with one quarter vesting 12 months after your start date. From the one year mark, vesting will be 1/48/th/ or 34,375 shares per month. The share options will be granted under the Virata Corporation Incentive Stock Option
(ISO) plan to the extent allowed under applicable regulations. Any additional options will be issued under the 'unapproved' share option plan.

Should you be asked to leave the company following a change in control, through acquisition, merger or sale of all or substantially all of the assets, or if you are terminated without cause, you will be entitled to salary continuation for 9 months. In addition, your share options will continue to vest through this 9-month period. During this 9-month period Virata will provide you with continuation of benefit coverage.

                                      Acceptance: /s/ MG Virata  /s/ DK Employee
                                                  ------         ------
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Offer Letter
Mr. Dan Karr
30 July, 1999
Page 2 or 2

In the event that Virata is acquired by or merged with another company, you will be offered a position of equal status and conditions by Virata Inc, its parent Company, or the newly merged company.

As a Virata employee you will eligible for the following as part of our comprehensive benefits program:

 .  Medical benefits: Virata offers a medical and dental program through Aetna.
   Vision coverage is provided by VSP. Employee co-payments for premiums are deducted on a pre-tax basis as part of our Section 125 plan;

 . Paid time off: You are eligible for three weeks (15 days) vacation and additional paid time off for sick and personal time;

 . Holidays: You are eligible for standard US holidays, which total ten (10) in 1998;

 . 401(K): Virata offers employees a 401(K) savings plan. You will be eligible to participate in this plan immediately upon joining Virata providing all conditions of the Plan are complied with;

As an employee of Virata's Santa Clara-based subsidiary you should recognize that some integration of benefits with the recently merged RSA Communications unit will occur and the benefits listed above could be altered accordingly.

This offer of employment is contingent upon the following:

     . As an employee of Virata you will be expected to abide by Company rules and regulations. You will also be expected to sign and comply with a proprietary information and non-disclosure agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Virata and non-disclosure of proprietary information;

     . Employment with Virata is not for a specific term and can be terminated by you or Virata at any time for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are superseded by this offer.

     . Your employment with Virata will be terminated for "cause" if terminated due to your habitual neglect of duties, which neglect continues uncorrected following written notice to you and a reasonable opportunity for you to cure such neglect; excessive absenteeism; violation of work rules or a policy set by the Board of Directors; insubordination; or for misconduct or malfeasance;

     .  The successful completion of required reference checks;

                                      Acceptance: /s/ MG Virata  /s/ DK Employee
                                                  ------         ------
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Offer Letter
Mr. Dan Karr
30 July, 1999
Page 2 or 3

Dan, I am excited about you joining Virata. I believe you will make an outstanding contribution to Virata and am eager for your employment to begin as soon as possible. I am confident that Virata can offer you the challenges, opportunities and rewards for your contributions.

Please acknowledge your acceptance of the terms and conditions of this offer by signing below and returning this letter as soon as you can.

I look forward to having you on the team.

Sincerely,

/s/ Mike Gulett